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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-8 pertaining to the Cross Medical Products, Inc. Amended and Restated 1994 Stock Option Plan; the Danninger Medical Technology, Inc. 1984 Incentive Stock Option Plan; and the Danninger Medical Technology, Inc. 1984 Non-Statutory Stock Option Plan and to the incorporation by reference therein of our report dated February 4, 1998 except for Note 7, as to which the date is February 11, 1998, with respect to the consolidated financial statements and schedule of Interpore International, Inc. in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.





/s/ Ernst & Young LLP

Orange County, California
May 27, 1998